EXHIBIT 10.16

PURCHASING AGREEMENT

Products

Division:North Texas Division, Inc.

Vendor:CPM Medical

Products:BIOLOGICS

Effective Date:June 1, 2015

Agreement Number:NTD-5086

Template Version: November 10, 2010

Draft Date:

Table of Contents

1.0	Definitions1
2.0	General Purchasing Provisions4
3.0	Rebates, Reporting, Prices, Payments6
4.0	EDI and E-Commerce8
5.0	Price Warranty9
6.0	State Sales or Use Taxes10
7.0	Vendor Delivery Performance; Cancellation: Customer Service11
8.0	Shipping Terms for Direct Purchases12
9.0	Warranties and Disclaimer of Liability14
10.0	Indemnity21
11.0	Confidentiality22
12.0	Insurance23
13.0	Termination of Agreement24
14.0	Books. Records and Compliance Requirements25
15.0	Merger of Terms29
16.0	Modifications of Terms30
17.0	Minority and Women Owned Business Enterprises31
18.0	Notices32
19.0	New Technoloav32
20.0	Contracting for Environmentally Acceptable Products.32
21.0	Miscellaneous33

Exhibits

PURCHASING AGREEMENT

This Purchasing Agreement is entered into by North Texas Division, Inc., having its principal place of business at 6565 N. MacArthur Blvd., Suite 350, Irving, TX 75039 (hereinafter referred to as “Division”), and the following entity:

CPM Medical

Address:	1565 N. Central Expressway, Suite 200 Richardson, TX 75080 972-354-5566

(hereinafter referred to as “Vendor”), for the primary purpose of establishing the terms and conditions pursuant to which Facilities (as hereinafter defined) within Division may purchase certain products and services from Vendor.

WHEREAS, Vendor desires to offer certain of its products and/or services to Facilities.

NOW, THEREFORE, Division and Vendor hereby agree that Vendor shall provide the products and/or services described herein to Facilities in accordance with the terms and conditions set forth herein.

1.0	Definitions
1.1

“Affiliates” as applied to any particular entity, is defined as those entities, businesses, facilities, and enterprises, that are controlled by, controlling, or under common control with a stated entity, including, without limitation, all parent corporations and their respective subsidiaries, joint ventures, limited liability companies and partnerships, together with any and all entities and businesses to which any of the above-described entities provide management services or purchasing services. “Control” as used in this definition means the ability to direct the affairs of an entity, whether through ownership of at least a majority interest in an entity or by contract.

1.2	“Agreement” shall be defined as this purchasing agreement, including all exhibits and other attachments expressly incorporated by reference herein — as amended from time to time.
1.3

“Cause” shall be defined as any failure to perform or observe any material covenant or obligation contained in this Agreement, including any violation of state or federal laws, rules or regulations which would prohibit a Party or any Purchaser, as applicable, from participating in federal or state healthcare programs.

1.4

“Confidential Information” shall be defined as information related to the business of a Party, Purchasers and their Affiliates, clients and patients that may be obtained as the result of performance under this Agreement. Confidential Information shall include, but is not limited to, the list of Facilities, the terms of this Agreement, including the prices for Products and Services, and the sales volumes of Products and Services, in the aggregate or by Purchaser. Subject to the HIPAA Requirements (as defined in Section 11.3) and any applicable law or regulation, Confidential Information shall not include: (i) information that is publicly known prior to the disclosure or becomes publicly known through no wrongful act of the Receiving Party; (ii) information that was in lawful possession of the Receiving Party prior to the disclosure and was not received as a result of any breach of confidentiality with respect to the Disclosing Party; (iii) information that was independently developed by the Receiving Party without use of information received hereunder; or (iv) information which the Receiving Party is required to disclose by law, court order, subpoena or regulatory agency request, provided that immediate notice of such request is given to the Disclosing Party to provide an opportunity to oppose such request for disclosure.

1.5	“Disclosing Party” shall be defined as the Party, its Affiliate or a Purchaser that provides or discloses Confidential Information to the other Party, its Affiliate or a Purchaser hereunder.
1.6	“Distributor(s)” shall be defined as any product distributor designated in Exhibit B.
1.7

“Dual Source Award” shall be defined as an agreement by Division not to contract with more than one alternative supplier from which Facilities can purchase products and services comparable to those listed in Exhibit A during the Term.

1.8	“EDI” shall be defined as Electronic Data Interchange.
1.9	“Effective Date” shall be defined as the date designated in Exhibit B.
1.10	“EFT” shall be defined as Electronic Funds Transfer.
1.11	“Expiration Date” shall be defined as the date this Agreement terminates, which is designated in Exhibit B.
1.12	“FDA” shall be defined as the U.S. Food and Drug Administration.
1.13

“Fill Rate” shall be defined as the average of the individual fill rates for all orders of a Product by stock keeping unit (or “SKU”) by all Purchasers during any calendar month, calculated by dividing the total units delivered undamaged within the delivery schedule requirements of Section 7.0 of this Agreement by the total units ordered for such Product during such calendar month.

1.14	“GLN” shall be defined as the Global Location Number assigned to each Purchaser by GS1.
1.15	“Multi-Source Award” shall be defined as Vendor being designated as an approved source of Products and/or Services, with no limitation on Division contracting with alternative suppliers from which Facilities can purchase comparable products and services.
1.16

“Optional Source Award” shall be defined as Vendor being designated as an approved source of the Products and/or Services, with no limitation on Division or Facilities contracting with alternative suppliers for purchases of comparable products and services, or on Facilities purchasing comparable products and services from alternative suppliers on a non-contract basis.

1.17	“OSHA” shall be defined as the Occupational Safety and Health Administration.
1.18

“Facility(s)” shall be defined as those healthcare facilities and/or providers including but not limited to acute care facilities, hospitals, ambulatory surgery centers, imaging centers, alternate site entities, physician practices, rehabilitation facilities, psychiatric centers, clinics or any other kind of healthcare providers, affiliated with the Division and listed on Exhibit C hereof, as amended by the Division with notice to Vendor from time to time. “Facility” shall also include any Affiliates of Division which provide distribution and/or warehousing services for other Facilities.

1.19	“Party” and “Parties” shall be defined as Vendor and/or Division, as the context requires.
1.20	“Products” shall be defined as those goods listed in Exhibit A to this Agreement.
1.21	“Purchaser” shall be defined as any Facility obtaining Products and/or Services from Vendor.
1.22

“Rebate” shall be defined as any amount paid by Vendor to Division based on purchases of Products and/or Services by Purchasers hereunder during a specified time period. The amount and calculation of any Rebate is specified in Exhibit A.

1.23	“Recall” shall have the definition set forth in Section 9.9.
1.24	“Receiving Party” shall be defined as the Party, its Affiliate or a Purchaser that receives Confidential Information from the other Party, its Affiliate or a Purchaser hereunder.
1.25

“Services” shall be defined as those services listed in Exhibit A to this Agreement, as well as any services provided by Vendor, its subcontractors, and agents in connection with any Purchaser’s purchase and/or use of Products, including conversion to and support for the Products, as well as training and education related to the Products.

1.26

“Sole Source Award” shall be defined as an agreement by Division not to contract with any alternative supplier from which Facilities can purchase products and services comparable to those listed in Exhibit A during the Term.

1.27

“Term” shall be defined, subject to the termination provisions of Section 13.0, as the period during which this Agreement is in effect, commencing on the Effective Date and expiring on the Expiration Date, or as extended pursuant to a written agreement signed by both Parties.

2.0	General Purchasing Provisions
2.1	Award Basis. Division and Vendor agree that they are entering into this Agreement pursuant to the award basis designated in Exhibit B of this Agreement.
2.2

Eligible Purchasers. Commencing on the Effective Date, all Facilities shall be eligible to obtain Products and/or Services from Vendor under this Agreement. Upon receipt of an updated list of eligible Purchasers, Exhibit C. Vendor agrees to update its list of eligible Purchasers within five (5) business days to accurately reflect the name, address, COLD, GLN, and any other assigned identification code for each Facility. Vendor agrees to permit any new Facilities added to Exhibit C with access to Products and pricing under this Agreement by the end of such 5-day period. Purchasers obtaining Products and/or Services from Vendor under this Agreement shall be considered third party beneficiaries hereunder.

2.3

Termination of Facility-Specific Arrangements. Any Facility desiring to avail itself of the contractual options, terms and conditions described herein may, at its option and without penalty or liability, terminate any existing contract or other arrangement with Vendor for the sole purpose of participating in the purchasing arrangement set forth in this Agreement, notwithstanding any provision to the contrary in any such existing contract or arrangement.

2.4

No Local Deals. During the Term, except as permitted by Exhibit B or any standardization incentive program offered hereunder, Vendor covenants that it will not solicit any Facility to enter into or negotiate a separate agreement for the same Products and/or Services offered hereunder without Division’s prior written consent.

2.5

Purchaser Obligations. Payment for purchases made by Purchasers under this Agreement shall be the sole responsibility of the Purchaser; Vendor agrees that Division shall have no responsibility and no obligation for such payments owed by Purchasers or for any other obligations of Purchasers under this Agreement.

2.6

Direct Purchases. If Products and/or Services may be obtained directly from Vendor, as noted in Exhibit B, then upon receipt of an order from Purchaser, Vendor agrees to sell and deliver to Purchaser the Products and/or Services listed in the order at the prices set forth in Exhibit A (including any discounts or Rebates), subject to and in accordance with the terms and conditions stated in this Agreement. No minimum quantity or dollar amount shall apply to any order unless expressly stated in Exhibit B. If Vendor charges a Purchaser a price higher than that stated in Exhibit A, Vendor shall issue such Purchaser a refund (not a credit) in the amount of such overcharge/overpayment promptly following discovery by Vendor, or discovery by and notice to Vendor thereof by the Purchaser, but in no event later than thirty (30) days following any such notice. If Vendor charges a Purchaser a price lower than that stated in Exhibit A, then such Purchaser shall have no obligation to pay the amount of such undercharge to Vendor, nor shall Vendor have the right to set-off the undercharge against any refund due for an overcharge/overpayment, unless the undercharge was an error discovered and re-invoiced within thirty (30) days after the date of the original invoice. Vendor shall provide to Purchasers, at least quarterly statements listing unapplied credits, and upon request by a Purchaser, shall promptly refund the amount of the unapplied credits.

2.7

Purchases through Distributors. If any Product is available through a Distributor, as designated in Exhibit B, then the terms and conditions of this Agreement that apply to shipment directly from Vendor to a Purchaser shall not be applicable to purchases of such Products through a Distributor. The prices listed in Exhibit A shall be either net to Distributor or net to Purchaser, as designated in Exhibit B. Vendor shall provide to Division and Distributors Product pricing and related information that is consistent with Exhibit A, any amendments to Exhibit A, and corresponding pricing files for EDI and Internet e-commerce transactions. Vendor shall assume total responsibility for obtaining from Distributors purchase information for each Purchaser so that Vendor accurately pays and reports on Rebates (if any). Vendor also agrees that, during the Term, it will not change its financial arrangements with any Distributor with respect to the Products in any manner which could result in an increase in the prices charged by Distributors to Purchasers hereunder.

2.8

Effective Date and Firm Pricing. The obligation of Vendor to make Products and/or Services available hereunder shall commence as of the Effective Date. Except as otherwise provided herein, the provisions of this Agreement, including prices, shall be effective from the Effective Date through the Expiration Date. Prices for Products and/or Services may not be increased except pursuant to a written amendment to this Agreement.

2.9

Independent Contractor Relationship. The Parties agree that Vendor is an independent contractor and that this Agreement does not create any partnership, agency, employment, or joint venture relationship, or any right of either Party or its agents or employees to bind or obligate the other Party to any legal or financial obligation.

2.10

Capital Investments. Vendor assumes the full and complete risk of any capital investment Vendor makes to enable or to enhance its capabilities to serve Division and to provide Products and Services to Purchasers under this

Agreement. In no event will Division, any Facility, or any Purchaser assume any financial or other risk associated with capital investments made by Vendor as a result of or related to this Agreement.
2.11

Orders. The terms set forth in this Agreement shall apply to each order by a Purchaser, whether such order is communicated by Purchaser’s purchase order form, EDI, internet e-commerce, facsimile, orally, or any other method, or whether reference is made to this Agreement.

2.12

Product Discontinuation. Vendor agrees to provide Division at least six (6) months notice prior to discontinuation of any Product that is equipment and at least three (3) months notice prior to discontinuation of any Product that is a supply item. Replacement products shall have characteristics and specifications at least equal to that for the replaced Product and be offered at a price not greater than the replaced Product.

3.0	Rebates, Reporting, Prices, Payments
3.1

Rebates. Vendor shall pay Rebates to Division based on purchases of Products and/or Services by Purchasers in the amounts stated in Exhibit A, if any are stated therein. If a percentage is listed in Exhibit A for the Rebate, then the Rebate shall be determined by multiplying the stated percentage against the dollar amount actually paid by the Purchaser (excluding any added freight charges, taxes, Rebates, refunds, discounts and credits on Product returns (unless returned due to a Recall) and if the Product is purchased from a Distributor, any Distributor mark up) for Products and Services purchased hereunder. Rebates shall be paid to Division for payment by Division to Purchasers, shall be based on purchases by Purchasers under this Agreement made during each calendar quarter during the Term, and shall be paid within thirty (30) days after the expiration of each calendar quarter. The payment of Rebates is intended to be in compliance with the exception to the Medicaid and Medicare Anti-Kickback Statute set forth at 42 U.S.C. §1320a-7b(b)(3)(A) and the “safe harbor” regulations set forth in 42 C.F.R. §1001.952(h). Vendor shall provide an electronic report with each Rebate payment that contains sufficient detail to permit Division to accurately allocate the appropriate amounts to each Purchaser.

3.2

Vendor Reports. The Vendor reports submitted pursuant to Sections 3.1 shall include a listing of each Purchaser by the Purchaser COLD or GLN associated with the ship to address, even if Vendor uses its own customer identification number. The Vendor reports shall be sent by e-mail to:

vendorbackup@healthtrustpg.com

If Vendor does not have internet access, then Vendor shall save the required reports on diskettes or compact disks and send them to Division along with the Rebate payments to the applicable address listed in Section 3.5. Timely payment without the required reports shall be considered non-payment until reports meeting the above requirements have been delivered to Division.

3.3

Prompt Payment Acknowledgement. Vendor acknowledges that failure to promptly pay Rebates, or to submit accurate reports, will delay Division’s payment and/or reporting of Rebates to Facilities and Purchasers, thereby potentially causing Facilities and Purchasers to be unable to accurately complete cost reports required under government-reimbursed healthcare programs.

3.4

Payment Terms and Late Fees. Division shall have the right to charge, and Vendor agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any Rebates or other fees not paid or refunded by Vendor in accordance with the payment terms stated herein or, if not otherwise stated herein, within thirty (30) days from receipt of an invoice with respect thereto. Any Purchaser shall have the right to charge, and Vendor agrees to pay, a late fee equal to one percent (1%) per month (or the maximum allowed by law, whichever is less) of the amount of any Purchaser overpayments specified in Section 2.6, or other fees not paid or refunded by Vendor in accordance with the payment terms stated herein or, if not otherwise stated herein, within thirty (30) days from receipt of an invoice with respect thereto.

3.5	Addresses for Payments. Rebates shall be sent to Division as follows:

For delivery of checks that require proof of delivery:

HealthTrust Purchasing Group

c/o Wells Fargo

Attn: Wholesale Lockbox- P. 0. Box 751576

Building 2C2-NC 0802

1525 West WT Harris Blvd

Charlotte, NC 28262

Telephone No.: 704-590-5382

For ACH payments:Bank Name: Wells Fargo

ABA #053101561

Account Name: HealthTrust Purchasing Group

Account Number: 2079900143067

For wire payments:HealthTrust Purchasing Group

c/o Wells Fargo

ABA #053000219

Account Number: 2079900143067

For all other mail deliveries: HealthTrust Purchasing Group

c/o Wells Fargo

Account Number: 2079900143067

P.O. Box 751576

Charlotte, NC 28275-1576

Division reserves the right to revise the above payment terms by providing written notice to Vendor.

3.6

Electronic Reports. In addition to the Product pricing listed in Exhibit A, on or prior to the Effective Date, Vendor shall provide Division with an electronic copy of Exhibit A in Microsoft Excel format and Vendor’s commercial price list.

4.0	EDI and E-Commerce
4.1

Transmission of Orders for Direct Purchases. Purchase order placement (850), order confirmation (855), and change orders and invoices (810), for Products and Services obtained pursuant to this Agreement shall be sent by use of EDI or by internet based e-commerce system, except where Vendor or a Purchaser does not have such capability, or as otherwise authorized pursuant to Exhibit B.

4.2

GHX. Vendor acknowledges that: (i) HCA Management Services, L.P., an affiliate of Division and Facilities, has entered into an arrangement with Global Health Exchange, LLC (“GHX”) for GHX to provide to Division and Facilities e-commerce services associated with the ordering of products and services; (ii) many Facilities utilize GHX for EDI and e-commerce ordering systems and electronic marketplace systems for order placement and confirmation; and (iii) if it has not already done so, Vendor will use its best efforts to enter into a user agreement with GHX within sixty (60) days following the Effective Date if Vendor has an existing interface and otherwise within ninety (90) days following the Effective Date (unless mutually agreed upon otherwise by the Parties in writing), which agreement will permit Products and Services to be purchased by Purchasers using the GHX e-commerce system. If Vendor is not currently a user of GHX, Vendor agrees to promptly notify Division and Facilities of its entry into a user agreement with GHX. Vendor acknowledges that there is a cost associated with access to and use of the GHX system and that Vendor will not have access to the GHX system unless Vendor enters into a user agreement with GHX. Once a user agreement is in place between Vendor and GHX, Vendor will reasonably cooperate with Division and GHX in facilitating efficient transactions with Purchasers, and if applicable, any Distributor, through the GHX e-commerce system. Vendor acknowledges that Purchasers will order (850), confirm (855) and invoice (810) with line item detail matching continuously from end-to-end of transmission (purchase order, confirmation and invoice) as required by GHX, including reorder number, price and unit of measure.

4.3

Transaction Data. Vendor and Division acknowledge and agree that, as to any transactions for Products and/or Services through the GHX e-commerce system or any other e-commerce system, Vendor and the applicable Purchaser shall own all transaction data, and Division shall have the right to access such transaction data for performance of its purchasing functions.
4.4

EDI and EFT Costs for Direct Purchases. Vendor agrees to provide all EDI and/or EFT exchanges at no additional cost to Purchasers. Any additional costs incurred by Vendor, including third party costs for these data transfers, will be absorbed by Vendor.

5.0	Price Warranty
5.1

Market Competitiveness Guarantee. Vendor represents and warrants that the prices set forth in Exhibit A (including any applicable Rebates) and the non-price terms set forth in this Agreement (including quality and technology) are and, during the Term shall remain, market competitive and that such terms, on a total contract basis, shall be at least as favorable as those terms offered by Vendor during the Term to any other integrated delivery network whose members’ product category, purchase commitment levels, product purchase mix and volume are, during the corresponding period, substantially similar to those Products purchased by Purchasers (“Market Competitiveness Guarantee”). If Division receives information from any source that indicates that Vendor is not in compliance with the Market Competitiveness Guarantee, then Division may provide written notice of such information to Vendor. Within ten (10) business days following its receipt of such notice, Vendor shall either (i) advise Division in writing of all adjustments necessary to ensure its compliance with the Market Competitiveness Guarantee and make all such adjustments within thirty (30) days thereafter, unless another time period is otherwise agreed to by the Parties, or (ii) provide documentation refuting the allegations of Vendor’s non-compliance, in which case the Parties shall work in good faith to resolve the dispute. Failure by Vendor to maintain its compliance with the Market Competitiveness Guarantee shall be deemed a material breach of this Agreement.

5.2

Price Decreases. If Vendor offers any general, “across the board” price decreases for Products and/or Services to a substantial number of its customers during the Term, Vendor shall notify Division of such price decreases and make such decreases available to Purchasers promptly and in like amounts.

5.3

Invoice Errors. If an invoice does not match purchase order information, including but not limited to purchase order number, Products, prices set forth in Exhibit A and other required information, then Purchaser shall have the right to reject the invoice and request resubmission by Vendor or Distributor, and the payment term set forth in Exhibit B shall be tolled until an invoice with the correct purchase order information has been received by Purchaser.

6.0	State Sales or Use Taxes
6.1

Tax Collection. Vendor shall be registered in all taxing jurisdictions where, as a seller of Products and/or Services hereunder, it is legally required to register. Any federal, state, or local sales, use, excise, or other similar tax imposed on Vendor by virtue of this Agreement or the Products and/or Services provided by Vendor hereunder, or any such taxes imposed on a Purchaser, shall be collected from Purchaser by Vendor, and shall be paid to the appropriate taxing jurisdiction by Vendor. Each Vendor invoice to Purchasers shall clearly and separately state the amount of such tax. If multiple items are listed on Vendor’s invoice, taxability per item per applicable taxing jurisdiction(s) must be indicated. Vendor shall promptly refund to Purchasers, in cash, any over¬charges of taxes collected by Vendor from Purchasers. Vendor shall pay any penalties or interest assessed by any taxing authority as a result of Vendor’s failure to comply with this Section 6.1.

6.2

Product Information for Tax Reconciliation. Upon request, Vendor shall provide reasonable assistance to Division and each Purchaser to provide data and information in Vendor’s possession to assist Purchaser’s reconciliation of its item files to Vendor’s files with regard to tax rates and taxability of Products and/or Services, including the provision of the following information, to the extent Vendor tracks and has actual knowledge of such information:

6.2.1	Is the Product or package labeled in a manner that indicates that it is available only with a physician’s prescription (i.e., is it a federal legend item)?
6.2.2	Is the item a kit, pack, or tray? If yes, list all items contained in the kit, pack, or tray and each item’s approximate percentage of the cost.
6.2.3	Is the Product intended for single patient use?
6.2.4	Does the Product carry a National Drug Code (“NDC”) label or serve as a generic equivalent for a product carrying an NDC label?
6.2.5	Is the Product medicated? If yes, what is the primary active ingredient?
6.3

Tax Information. Upon request, Vendor shall furnish to Division and each Purchaser a copy of Vendor’s registration certificate and number within each taxing jurisdiction prior to collecting such sales or use taxes. If a purchase is tax-exempt, such Purchaser shall, prior to purchase, furnish Vendor with any documents necessary to demonstrate its tax-exempt status, and Vendor shall honor Purchaser’s tax-exempt status as appropriate under applicable state law. Vendor shall also provide to each Purchaser Vendor’s Federal Tax Identification number upon request.

7.0	Vendor Delivery Performance; Cancellation: Customer Service
7.1

Delivery Performance Warranty for Direct Purchases. For purchases made directly from Vendor, Vendor represents and warrants to Division and Purchasers that it shall maintain in inventory at appropriate locations sufficient quantities of each Product and shall both choose a transportation mode and carrier and provide said carrier with appropriate instructions to ensure that any Purchaser ordering Products will receive delivery within seven (7) calendar days after the date the order is received by Vendor, unless a different delivery schedule is stated in Exhibit B in which case the stated delivery schedule time period in Exhibit B shall apply to this warranty.

7.2

Delivery Failures for Direct Purchases. For purchases made directly from Vendor, if Vendor anticipates that it will not be able to deliver any particular Product ordered by any Purchaser within seven (7) calendar days following the later of (i) the date of Vendor’s receipt of the order (or within the delivery schedule of Exhibit B, if applicable); or (ii) the date of delivery stated in the order, Vendor shall immediately notify the Purchaser and work with the Purchaser to resolve the delivery issue to Purchaser’s reasonable satisfaction. Such resolution may include acceptance of alternative delivery dates or provision of an acceptable substitute from Vendor at the same or lower pricing as the unavailable Product. Vendor shall be responsible for paying additional costs for any expedited shipment of Products required to meet the delivery obligations stated in this Agreement, including Products subject to a backorder.

7.3

Additional Remedies for Delivery Failures for Direct Purchases. If Vendor and Purchaser are unable to reach resolution regarding a delivery failure pursuant to Section 7.2, Purchaser shall have the right to either cancel the order, in whole or in part, or to order a replacement from another supplier, in addition to any other rights of Purchaser arising under this Agreement or by law. If a competitive product must be purchased by Purchaser at a higher net cost, including freight, as a substitute for the Products not delivered by Vendor within the required time period stated in this Section 7.0 or Exhibit B, Vendor shall reimburse Purchaser for the additional reasonable cost incurred.

7.4

No Breach of Award. Neither Purchaser nor Division shall be deemed to be in breach of any Sole Source Award or Dual Source Award terms of this Agreement (if any) as a result of the purchase of replacements for Product that Vendor is unable to provide as required by the terms of this Agreement.

7.5

Cancellation of Orders. Purchaser may cancel any order arising out of this Agreement in whole or in part, without liability, if (i) Products have not been shipped as of the date of Vendor’s receipt of notice of cancellation (unless Products are custom orders); (ii) Product deliveries are not made at the time and in the quantities specified; (iii) Products (or the possession and use thereof) infringe, misappropriate or are alleged to infringe or misappropriate any third party patent, trademark, copyright, trade secret or other intellectual property right; (iv) Products (or the possession and use thereof) fail to comply with the terms of this Agreement or with any applicable law or regulation; or (v) Products are subject to Recall. Also, Purchaser may immediately cancel any order where Vendor is in breach of the Warranty of Non-exclusion, as set forth in Section 14.5. To cancel, Purchaser shall give notice to Vendor in writing, and to the extent specified therein, Vendor shall immediately terminate deliveries under the order.

7.6

Fill Rate Requirements. Vendor represents and warrants that it shall meet or exceed a ninety-five percent (95%) Fill Rate (unless a different Fill Rate is specified in Exhibit B) for each Product during the Term (the “Required Fill Rate”). Any failure by Vendor (or any Distributor, due to Vendor supply problems) to maintain the Required Fill Rate for any Product that is not cured within thirty (30) days following written notice from Division shall be deemed a breach of this Agreement. In addition to any other rights or remedies of Division, if the award basis is Sole Source or Dual Source, upon any such breach, Division shall have the right, by providing fifteen (15) calendar days notice to Vendor, to either (i) convert such Sole Source Award or Dual Source Award designation to an Optional Source Award designation for such Product, with no change in pricing from the Sole Source Award or Dual Source Award pricing, or (ii) terminate this Agreement.

7.7

Vendor Customer Service. Vendor shall provide customer service support staff for receipt of telephone calls, e-mails and facsimiles from Purchasers and Division for the purpose of resolving issues related to transactions under this Agreement. Vendor’s customer service representatives shall be available between 8:00 A.M. and 8:00 P.M. Eastern Time, Monday through Friday, except for holidays.

7.8

Reports. In addition to the reporting obligations of Section 3.2, Vendor shall also furnish to Division in an agreed-upon format any additional reports reasonably requested by Division, related to Products provided to Purchasers hereunder.

8.0	Shipping Terms for Direct Purchases
8.1

Shipment Terms. For purchases directly from Vendor, terms for shipment of Product and freight payment responsibility shall all be in conformance with the provisions in this Section 8.0 and Exhibit B. If freight charges are prepaid by Vendor and added to invoices sent to Purchasers, the freight charges shall be for the net charge by the carrier and shall not include any up-charges. Vendor may invoice a Purchaser additional freight charges for any shipment if the Purchaser requests a delivery period shorter than that stated in this Agreement.

8.2	Shipping and Handling Charges. Except as set forth in Exhibit B, no “Handling” or “Shipping and Handling” charges shall be added to any invoice, and

Purchasers shall have no obligation to pay “Handling” or “Shipping and Handling” charges for purchases under this Agreement.
8.3

Packaging. Vendor assumes all responsibility for proper packaging of Products for safe shipment to Purchaser, in accordance with both the packing and shipping regulations of the transportation service provider, and also, if applicable, the packaging, marking, labeling and shipping paper requirements of the United States Department of Transportation’s Hazardous Material Regulations.

8.4

Risk of Loss. Title and risk of loss or damage for shipment of Products shall be as stated in Exhibit B. If Products are shipped on an F.O.B. Origin basis, all such Products shall be shipped with title and risk of loss or damage passing to the ordering Purchaser upon Vendor’s delivery of the Products to the carrier. Notwithstanding the foregoing, however, Vendor shall procure on behalf of each ordering Purchaser and at Vendor’s expense, insurance covering the Products in transit, which insurance shall not impose any financial liability upon any Purchaser, including without limitation, any liability for any deductible. Vendor shall be responsible for submitting any damage-in-transit claims to the carrier on a Purchaser’s behalf and shall promptly ship to the applicable Purchaser replacement Products for any Products which are damaged in transit. Vendor shall be entitled to retain the proceeds of any damage-in-transit insurance claim, provided that Vendor has timely shipped replacement Products to the applicable Purchaser.

8.5

Third Party Freight Management Service. The terms of this Section 8.5, shall be applicable only if Products are obtained directly from Vendor. If a Purchaser notifies Vendor that it wishes to use a particular freight management service for delivery of Products for which freight is not included in the cost, Vendor agrees to ship the Products using the designated carrier. Vendor shall be responsible for the goods in transit, obtaining insurance and filing claims with the carrier. Delivery terms shall be F.O.B. Destination, bill Purchaser or Purchaser’s designee. Purchaser shall pay the designated carrier directly, and no shipping or handling costs may be added to Vendor’s invoice to Purchaser. If Vendor fails to ship Products through the designated carrier, Vendor shall reimburse Purchaser for the total freight charges incurred by Purchaser.

8.6

Inspection. All Products shall be subject to inspection and approval upon receipt by Purchaser. Any Products which do not comply with Purchaser’s purchase order, including quantities and delivery time; in any way fail to comply with the warranties provided under this Agreement or with applicable law; or are damaged in shipment, whether discovered at time of receipt or at a later time, may be rejected by Purchaser, irrespective of the date of payment. Purchaser may hold any Product rejected for reasons described herein pending Vendor’s instructions, or Purchaser, at Purchaser’s option, may return such Products to Vendor at Vendor’s expense, F.O.B. Origin, Freight Collect.

9.0	Warranties and Disclaimer of Liability
9.1	Product Warranties. Vendor represents and warrants to Division and Purchasers that the Products when delivered:
9.1.1	are new, unadulterated and not used, remanufactured or reconditioned (unless specified in the order and pre-approved by Purchaser);
9.1.2	are free from defects, whether patent or latent, in design, materials or workmanship;
9.1.3

as well as Product packaging, labeling and inserts, conform to the requirements of all applicable industry, accreditation and regulatory standards and federal, state and local laws, regulations and ordinances, including FDA, Environmental Protection Agency, Center for Disease Control and Prevention, and Equipment Testing Lab rules, regulations, guidelines and required approvals, requirements imposed by the Joint Commission, (including where applicable those related to interoperability of medical devices and/or equipment), Medicare/Medicaid conditions of participation, and any amendments thereto, as applicable; and that Products will not display or print out any information that contains any abbreviations prohibited by Joint Commission standards;

9.1.4	conform with statements in Vendor’s Product inserts, advertising literature, user documentation, specifications, and written warranties for the Products;
9.1.5	are marked with an industry standard barcode for each unit of measure associated with each Product;
9.1.6

carry a safety mark, if required by OSHA, from a National Recognized Testing Laboratory (“NRTL”) for use of electrical equipment in a public facility (as specified in the OSHA 29 CFR Standards, Part 1910, Subpart S-Electrical, Sec 1910.399, including any amendments thereto);

9.1.7

are listed with Underwriters Laboratory (“UL”) or a nationally recognized testing laboratory as suitable for use in a healthcare facility, if such listing is available for Products; if Products include medical electrical equipment, Products shall meet or exceed the requirements of either UL-544 or UL 60601-1Medical Electrical Equipment, Part 1: General Requirements for Safety, as amended or superseded, or the then most current UL, National Fire Protection Association (“NFPA”) 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices (references to UL or NFPA code sections in this Section 9.1 shall also be deemed to apply to any amendments or superseding sections thereto);
9.1.8

if the Products are electrically powered, each Product is provided with a heavy-duty grade power cord that meets the requirements of UL-544, UL 60601-1, or NFPA 99 § 8-4.1 (and subsets) or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; the adapters and extension cords, if needed, for the use of this Product, meet the requirements of NFPA 99 § 8-4.1.2.5 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; and to the extent other requirements of NFPA apply to any Product, whether or not specifically referenced in this Agreement, Products will comply with such applicable NFPA standards;

9.1.9

to the extent applicable, meet the requirements of NFPA 99 for Health Care Facilities, Chapter 8 or UL 544 or UL 2601-1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, with maximum leakage current not to exceed the values set forth in NFPA 99 § 7-5.1.3 or 7-5.2 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices, as applicable. (Actual leakage current test values for Products shall be furnished by Vendor at the request of Division or any Purchaser);

9.1.10

if the Products are equipment intended for use in an operating room environment or other location with anesthetizing equipment, each Product is labeled in accordance with NFPA 99 § 9-2.1.8.3 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; each Product label shall indicate whether it is suitable for use in anesthetizing locations under the requirements of NFPA 70 § 13-4.1 and 99 §7-5.1 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices; if Product is intended to be used in locations where flammable anesthetics are used, the Product shall be marked in accordance with NFPA 70 § Article 505-9 or the then most current UL, NFPA 99, NFPA 70, FDA, or other applicable standard/code that addresses the safety and marking requirements of electrical medical devices;

9.1.11	if the Products are equipment, each Product is shipped with an operator or user manual that includes:
9.1.11.1	Illustrations that show locations of controls;
9.1.11.2	Explanation of the function of each control;
9.1.11.3	Illustrations of proper connection to the patient and other equipment;
9.1.11.4	Step-by-step procedures for proper use of the appliance;
9.1.11.5	Safety precautions (or considerations) in application and in servicing;
9.1.11.6	Effects of probable malfunctions on patient and employee safety;
9.1.11.7	Difficulties that might be encountered, and care to be taken if the Product is used on a patient at the same time as other electric devices;
9.1.11.8	Circuit diagrams for the particular Product shipped;
9.1.11.9	Functional description of the circuits in Product;
9.1.11.10	Power requirements, heat dissipation, weight, dimensions, output current, output voltage and other pertinent data for the Product; and
9.1.11.11	All other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently.
9.1.12	if the Products are equipment, each Product contains:
9.1.12.1	Condensed operating instructions clearly and permanently displayed on the Product itself;
9.1.12.2

Nameplates, warning signs, condensed operating instructions, labels, etc. that are legible and will remain so for the expected life of the Product under the usual stringent hospital service cleaning conditions;

9.1.12.3	Labeling in compliance with the medical device labeling requirements under the applicable FDA rules, regulations, and guidelines; and
9.1.12.4	Labeling that provides all other warnings and instructions necessary to operate the equipment safely, effectively, and efficiently.
9.2

Hazardous Materials. Vendor represents and warrants to Division and Purchasers that the Products when delivered do not contain any of the following, unless Vendor indicates otherwise on Exhibit E, and that the disclosure in Exhibit E regarding the presence or absence of such materials in the Products is true and accurate:

(i)	Carcinogens
(ii)	DEHP or 2 di-ethyl hexyl phthalate
(iii)	Halogenated Organic Flame Retardants

(iv)	Latex
(v)	Lead
(vi)	Mercury
(vii)	Persistent Bioaccumulative Toxins
(viii)	PVC or polyvinyl chloride
(ix)	Reproductive Toxins.
9.3

Product Failures. If any Product purchased hereunder fails to function in accordance with the warranties stated herein within the warranty period stated in Exhibit B, then Vendor shall promptly repair or replace the Product, at Purchaser’s option, at no additional cost to Purchaser. The terms and conditions of any warranty provided by Vendor in this Agreement, including any exhibits and the length of the warranty, shall not reduce or eliminate any warranty expressly stated in this Section 9.0, including any remedy available to Purchasers under Section 9.9 concerning any Recall or provided by any federal, state, or local agency.

9.4

Good Title. Vendor represents and warrants to Division and Purchasers that Vendor has good title to the Products supplied and that the Products are free and clear from all liens, claims and encumbrances.

9.5	Intellectual Property Rights.
9.5.1

Vendor represents and warrants to Division and Purchasers that it has investigated the design and specifications for all Products to determine if any of the Products (or the possession or use thereof) infringe or misappropriate the patent, trade secret, trademark, copyright or other intellectual property rights of any third party, and has determined that, and hereby represents and warrants to Division and Purchasers that the Products and the possession and use thereof by Purchasers in the manner intended by Vendor do not infringe or misappropriate the patent, trade secret, trademark, copyright or other intellectual property rights of any third party.

9.5.2

If a Product is alleged to infringe or misappropriate or is believed by Vendor to infringe upon any copyright, patent or trademark, or misappropriate any trade secret of a third party, Vendor, at Vendor’s sole expense, may elect to (i) modify the Product so that such Product is non-infringing and functionally equivalent, (ii) replace the Product with a non-infringing product that is functionally equivalent or (iii) obtain the right for Purchasers to continue using the Product. If none of the foregoing occur, Purchasers shall return to Vendor any remaining inventory of such Product, and Vendor shall refund all amounts paid for such Product. Pursuant to Section 10.0, Vendor further agrees to indemnify Division and Purchasers against any claim of infringement, misappropriation or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or other intellectual property right, resulting from the possession or use of the Products.
9.5.3

If the Products and the use thereof are covered by any intellectual property rights of Vendor or its Affiliates, provided Purchaser has paid the purchase price for the Products, Purchaser shall have the right to use the Products in the manner specified in the Product inserts.

9.6	Services. If Vendor is required to provide any Services under this Agreement, Vendor represents and warrants to Division and Purchasers that:
9.6.1

any Services provided conform to the requirements of all applicable industry, accreditation and regulatory standards and federal, state and local laws, regulations and ordinances, including FDA, Environmental Protection Agency, Center for Disease Control and Prevention, and Equipment Testing Lab rules, regulations, guidelines and required approvals, requirements imposed by the Joint Commission, Medicare/Medicaid conditions of participation, and any amendments thereto;

9.6.2	such Services shall be performed timely, in a workman-like manner, consistent with industry standards; and otherwise in conformance with any standards provided in any Exhibit to this Agreement;
9.6.3	Vendor shall obtain at its own cost any and all necessary consents, licenses, approvals, and permits required for the provision of Services;
9.6.4

Vendor’s representatives routinely visiting the premises of any Purchaser shall comply with such Purchaser’s credentialing and other policies, as applicable, including policies requiring Vendor’s representatives to register when visiting a Purchaser; and

9.6.5

Vendor will not employ or use any individual to perform Services under this Agreement who is not legally authorized to work in the United States in the capacity required to perform the Services. Vendor certifies that all employees and other individuals it assigns to perform Services under this Agreement are legally authorized to work in the United States in the capacity required to perform the Services and will provide upon request written documentation to support such certification. Vendor agrees that if the status of any employee or other individual so assigned by Vendor changes during the Term such that that person is not legally authorized to work in the United States in the capacity required to perform the Services, Vendor shall provide notice thereof to Purchaser and remove such employee or individual from performing any Services. Vendor agrees to defend, indemnify and hold harmless Division and Purchasers under Section 10.1 of this Agreement if any claim were made against Division or any Purchaser related to any alleged failure of Vendor to comply with its warranties, representations, and certifications under this Section 9.6.5. Such failure shall constitute a material breach of this Agreement.

9.7

Training. Vendor represents and warrants that if its employees or agents provide Product training to Purchaser employees or physicians, (i) the predominant purpose of the training is provide instruction on the use of the Products; (ii) the training is not for instruction on how to market the Products or procedures using the Products, or to encourage investment in Vendor; and (iii) the training is not for instruction on how to bill any federal healthcare program.

9.8

Child Labor. Vendor represents and warrants that Vendor, its subcontractors and its manufacturers of Products comply with applicable labor and employment laws regarding, and prohibit, any form of child labor or other exploitation of children in the manufacturing and delivery of the Products, consistent with provisions of the International Labor Organization’s (ILO) Minimum Age Convention (No. 138), 1973. In addition, in connection with any International Organization for Standardization (ISO) certification, Vendor represents and warrants that it complies with a Social Accountability Guideline pursuant to which Vendor disqualifies any manufacturing site that uses unacceptable manufacturing practices, such as child labor, forced labor or unsafe or unsanitary working conditions. Vendor represents and warrants that it undertakes annual inspections of any subcontractor and manufacturer involved in the provision of Products hereunder to ensure compliance with the foregoing.

9.9

Recalls. Vendor agrees to promptly notify Division after becoming aware of any patient safety issue involving the Products or Services. If any Product or any of its components is subject to recall as that term is defined under 21 C.F.R. Part 7, or a voluntary recall by Vendor, or is subject to an FDA-initiated court action for removing or correcting violative, distributed products or components (any of the foregoing being referred to as a “Recall”), Vendor shall notify Purchasers and Division within twenty-four (24) hours after becoming aware of any Recall or after Vendor provides notice of the Recall to the FDA. Notices to Division shall be sent by e-mail to:

vendorrecall@healthtrustpg.com

Vendor agrees that it will comply with any process mandated by the FDA, if applicable, to address such Recall with each Purchaser. Purchasers shall have the right to return to Vendor or Distributor (if purchased from a Distributor) any Products where the Products or any components therein are subject to a Recall, regardless of whether actual return of the Products or components to Vendor or any Distributor is required, recommended, or suggested by the Recall, in which case Vendor shall pay all freight costs incurred for the return of each affected Product and shall reimburse each Purchaser for Purchaser’s original costs, including freight, in acquiring each affected Product. To the extent such Recall precludes Vendor from supplying any Products or Services under this Agreement, any Purchaser compliance requirements or purchase requirements under this Agreement or any facility agreement between any Purchaser and Vendor related to such Products shall not be effective for as long as Vendor is unable to supply such Products. If any Product pricing is dependent upon a Purchaser meeting compliance or purchase requirements for designated Products, a Purchaser’s pricing will not change for failure to meet the compliance or purchase requirements during the time period when Vendor is unable to provide said designated Products.

9.10

Disaster Recovery Plan. Vendor represents and warrants to Division and Purchasers that it has and shall maintain a disaster recovery plan to enable delivery of Products upon the occurrence of any event or circumstance beyond Vendor’s reasonable control, including without limitation acts of God, war or terrorist attack, pandemic, riot, strike, labor disturbance, fire, explosion or flood at its primary manufacturing and distribution locations, and agrees to review such plan with Division upon request.

9.11

Product Documentation. Upon request, Vendor will supply Division and Purchasers with written documentation, including certifications, operator manuals, safety marks, and the like for Products on or prior to a purchase or installation.

9.12

Product Safety Performance Testing Data. Upon request, Vendor will provide to Division and Purchasers the safety performance testing data Vendor submitted to the FDA and documents demonstrating compliance with IEC 60601-1 + United States deviations (UL2601-1/UL6061-1).

9.13

Beneficiaries Survival. The representations and warranties provided in this Agreement shall run to Division, Purchaser and their successors and permitted assigns, and their applicability during the Term shall survive the termination or expiration of this Agreement. Vendor acknowledges and agrees that Division would not execute this Agreement and Purchasers would not purchase Products and/or Services but for the representations and warranties set forth in this Agreement.

9.14

Liability Limitations; Mitigation. Except as is otherwise provided herein, and except as may arise from a Party’s or any Purchaser’s (i) gross negligence, willful misconduct, or violation of applicable law, or (ii) breaches of Section 11.0 (“Confidentiality”), or obligations pursuant to Section 9.9 (“Recall”) or Section 10.1 (“Vendor Indemnification”), neither Party nor any Purchaser shall be liable to the other for the other’s special, consequential, punitive, incidental or indirect damages, however caused, on any theory of liability, and whether or not they have been advised of the possibility of such damages. Any reasonable costs and expenses incurred by Division and any Purchasers to mitigate or lessen any damages or harm caused by any failure of Products or Services to comply with the warranties referenced in this Agreement shall be considered direct damages.

10.0	Indemnity
10.1

Vendor Indemnification. Vendor agrees to and does hereby defend, indemnify and hold harmless Division and each Purchaser, their Affiliates, successors, assigns, directors, officers, agents and employees (“Division Indemnitees”) from and against any and all liabilities, demands, losses, damages, costs, expenses, fines, amounts paid in settlements or judgments, and all other reasonable expenses and costs incident thereto, including reasonable attorneys’ fees (collectively referred to as “Damages”) arising out of or resulting from: (i) any claim, lawsuit, investigation, proceeding, regulatory action, or other cause of action, arising out of or in connection with Products and/or Services, or the possession and/or use of the Products or Services (“Injury”), except to the extent the Injury was caused by reason of a Division Indemnitee’s negligence; (ii) the breach or alleged breach by Vendor of the representations, warranties or covenants contained in this Agreement or in materials furnished by Vendor, including the Warranty of Non-exclusion set forth in Section 14.5; or (iii) any infringement, misappropriation or alleged infringement or misappropriation of any patent, trademark, copyright, trade secret or other intellectual property right resulting from the purchase of Products and/or Purchasers’ possession and use thereof, as well as from receipt of any Services provided hereunder. If the Injury is caused by the negligence of both Vendor and any of the Division Indemnitees, the apportionment of said Damages shall be shared between Vendor and such Division Indemnitees based upon the comparative degree of each other’s negligence, and each shall be responsible for its own defense and costs, including but not limited to the costs of defense, attorneys’ fees, witnesses’ fees and expenses incident thereto.

10.2

Indemnification Process. If any demand or claim is made or suit is commenced against an Division Indemnitee for which Vendor has an indemnity obligation under Section 10.1 above, written notice of such shall be provided to Vendor, Vendor shall undertake the defense of any such suit, and such Division Indemnitee shall cooperate with Vendor in the defense of the demand, claim or suit to whatever reasonable extent Vendor requires and at Vendor’s sole expense. Vendor shall have the right to compromise such claim at Vendor’s expense for the benefit of such Division Indemnitee; provided, however, Vendor shall not have the right to obligate a Division Indemnitee in any respect in connection with any such compromise without the written consent of such Division Indemnitee. Notwithstanding the foregoing, if Vendor fails to assume its obligation to defend, a Division Indemnitee may do so to protect its interest and seek reimbursement from Vendor.

10.3

Reimbursement of Costs for Third Party Litigation. With respect to any litigation involving only one of the Parties or its Affiliates (the “Litigating Party”), if any subpoena or other legally binding request is served on the other Party (the “Subpoenaed Party”) requesting copies of documents maintained by the Subpoenaed Party, the Litigating Party shall reimburse the Subpoenaed Party for its out-of-pocket costs associated with compliance with such request, including reasonable attorneys’ fees.

11.0	Confidentiality
11.1

Confidentiality Obligations. During the Term and surviving its expiration or termination, except as set forth in Section 11.2, both Parties will regard and preserve as confidential and not disclose publicly or to any third party (other than their respective Affiliates) the Confidential Information of the other Party, its Affiliates or any Purchaser. Subject to Section 11.2, each Party agrees to use the Confidential Information of the other Party, its Affiliates or any Purchaser solely for purposes of performing its obligations hereunder. All Confidential Information shall remain the property of the Disclosing Party.

11.2

Permitted Uses of Confidential Information. Notwithstanding the definition of Confidential Information or any provision to the contrary contained herein, (i) Division and Purchasers shall have the right to use Vendor pricing information on Products and Services for their internal analyses (including their materials management functions) and to disclose such information to third party consultants for performance of such analyses pursuant to a confidentiality agreement; (ii) Division shall have the right to disclose terms and pricing information and provide copies of this Agreement to its Affiliates, Facilities, potential purchasers of any Facility, and potential Facilities provided such disclosure is made pursuant to a confidentiality agreement; (iii) Division and Purchasers shall have the right to provide Product and Service pricing information to third party e-commerce companies that process orders between Purchasers and Vendor; and (iv) Purchasers shall have the right to disclose de-identified transaction data related to purchases of Products and/or Services to entities that aggregate purchasing data from individual facilities. Any confidentiality agreement required by this Section 11.2 shall have terms that are at least as strict as those contained in Sections 11.1 and 11.2.

11.3

HIPAA Requirements. Vendor acknowledges that many Purchasers are “covered entities” as that term is defined at 45 C.F.R. §160.103. To the extent applicable to this Agreement, Vendor agrees to comply with the Health Information Technology for Economic and Clinical Health Act of 2009 (the “HITECH Act”), the Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d et seq. (“HIPAA”) and any current and future regulations promulgated under either the HITECH Act or HIPAA, including without limitation the federal privacy regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy Regulations”), the federal security standards contained in 45

C.F.R. Parts 160, 162 and 164 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162 (the “Federal Electronic Transactions Regulations”), all as may be amended and/or supplemented from time to time, and all collectively referred to herein as the “HIPAA Requirements”. Vendor agrees to not use or further disclose any “Protected Health Information”, including “Electronic Protected Health Information” (as such terms are defined in the HIPAA Requirements) other than as permitted by the HIPAA Requirements and the terms of this Agreement. Vendor will make its internal practices, books, and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services (“HHS”) to the extent required for determining compliance with the HIPAA Requirements. Vendor agrees to enter into any further agreements as necessary to facilitate compliance with the HIPAA Requirements.

11.4

Data Use. Vendor shall not use, distribute, sell, market or commercialize data (whether or not deemed Confidential Information) made available by Division or Purchasers hereunder or related to purchases by Purchasers hereunder, create derivative products or applications based on such data, or otherwise use such data in any manner not expressly permitted in this Agreement or permitted in writing by the Purchaser.

12.0	Insurance

Throughout the Term, Vendor shall maintain at its own expense commercial general liability insurance for bodily injury, death and property loss and damage (including coverages for product liability, completed operations, contractual liability and personal injury liability) covering Vendor for claims, lawsuits or damages arising out of its performance under this Agreement, and any negligent or otherwise wrongful acts or omissions by Vendor or any employee or agent of Vendor, with Division listed as an additional insured. All such policies of insurance may be provided on either an occurrence or claims-made basis, and each such policy shall provide limits of liability in the minimum amount of five million dollars ($5,000,000) per occurrence and ten million dollars ($10,000,000) in the annual aggregate. If such coverage is provided on a claims-made basis, such insurance shall continue throughout the Term, and upon the termination or expiration of this Agreement, or the expiration or cancellation of the insurance, Vendor shall (i) renew the existing coverage, maintaining the expiring policy’s retroactive date; or (ii) purchase or arrange for the purchase of either an extended reporting endorsement (“Tail” coverage) from the prior insurer, or “Prior Acts” coverage from the subsequent insurer, with a retroactive date on or prior to the Effective Date and, in either event, for a period of three (3) years following the termination or expiration of this Agreement. Vendor shall also maintain Automobile Liability insurance with limits of one million dollars ($1,000,000) per accident, Worker’s Compensation with statutory limits as applicable, and Employer’s Liability insurance with limits of one million dollars ($1,000,000). Upon Division’s request, Vendor or Vendor’s agent shall provide Division with a copy of all certificates of insurance evidencing the existence of all coverage required hereunder. Vendor shall require its insurance carriers or agents to provide Division, and Vendor shall also provide Division, with not less than thirty (30) days prior written notice of a material change in the liability policies of Vendor.

13.0	Termination of Agreement
13.1

Termination with Cause. In addition to the termination rights stated in Sections 7.6, 14.5, 14.7 and 21.1, Vendor and Division shall each have the right to terminate this Agreement in its entirety or with respect to certain Products or Services for Cause, which is not cured within thirty (30) days following receipt of written notice thereof specifying the Cause. Vendor and any Purchaser shall each have the right to terminate any of their respective obligations hereunder as to the other for Cause, which is not cured within thirty (30) days following receipt of written notice thereof specifying the Cause.

13.2

Termination without Cause. Division shall have the right, at any time during the Term, to terminate this Agreement in its entirety or with respect to certain Products or Services, without Cause, by providing at least sixty (60) days prior written notice, without any liability to Vendor for such termination.

13.3

Change of Control. Division shall also have the right to terminate this Agreement in its entirety or with respect to certain Products or Services, upon sixty (60) days prior written notice, upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of Vendor or its ultimate parent or any permitted assignee (upon assignment to such assignee) or if more than forty-nine percent (49%) of the ownership interest of Vendor, its ultimate parent or any such permitted assignee is transferred to an independent third party entity.

13.4

Remedies. Subject to the provisions of Section 13.7, any termination by either Party, whether for breach or otherwise, shall be without prejudice to any claims for damages or other rights against the other Party, or between Vendor and any Purchaser, that preceded termination. No specific remedy set forth in this Agreement shall be in lieu of any other remedy to which a Party or any Purchaser may be entitled pursuant to this Agreement or otherwise at law or equity.

13.5

Transition. To assist Purchasers with a smooth transition from purchasing under this Agreement to purchasing under a replacement agreement, at the request of Division, the Term shall be extended, and Vendor shall continue to provide all Products to Purchasers hereunder in accordance with the terms herein for a period of ninety (90) days following the Expiration Date. Notwithstanding the foregoing, no purchasing requirements or compliance level commitments shall be applicable during this transition period.

13.6

National Agreement. Division shall have the right to terminate this Agreement in its entirety or with respect to certain Products or Services on thirty (30) days’ prior notice in the event Vendor enters into a national agreement with

HealthTrust Purchasing Group and/or HCA Management Services, LP, and Division elects to continue doing business with Vendor under such national agreement.
13.7

Survival of Terms. Sections 3.1 (Rebates) and 3.4 (Payment Terms and Late Fees) (to the extent any amounts are outstanding at the expiration or termination of this Agreement), 9.0 (Warranties and Disclaimer of Liability), 10.0 (Indemnity), 11.0 (Confidentiality), 12.0 (Insurance), 13.4 (Remedies), 13.5 (Transition), 13.6 (National Agreement), 13.7 (Survival of Terms), 14.0 (Books, Records and Compliance Requirements), 18.0 (Notices), 21.2 (Assignment) and 21.5 (Governing Law), and any terms in this Agreement which by their nature must survive after the Term to give their intended effect shall be deemed to survive termination or expiration of this Agreement.

14.0	Books. Records and Compliance Requirements
14.1	Access to Vendor Records.
14.1.1

To the extent the requirements of 42 C.F.R. 420.300 et seq. are applicable to the transactions contemplated by this Agreement, Vendor shall make available to the Secretary of HHS, the Comptroller General of the Government Accountability Office (“GAO”) and their authorized representatives, all contracts, books, documents and records relating to the nature and extent of charges hereunder until the expiration of six (6) years after Products and Services are furnished under this Agreement if Products or Services are of the type reimbursable under Medicare or any other government healthcare program.

14.1.2

If Vendor subcontracts with an organization “related” to Vendor to fulfill Vendor’s obligations under this Agreement, and if said subcontract is worth Ten Thousand Dollars ($10,000) or more over a consecutive twelve (12) month period, Vendor shall ensure that such subcontract contains a clause substantially identical to Section 14.1.1, which permits access by the HIS, GAO and their representatives to the “related” organization’s books and records.

14.2	Discount Laws and Regulations.
14.2.1	Vendor agrees to comply with 42 U.S.C. §1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth at 42 C.F.R. §1001.952(h).
14.2.2

When Vendor forwards to Purchasers an invoice that does not reflect a Rebate or other reduction in price applicable to Products and/or Services purchased hereunder, Vendor shall include the following language or comparable language on such invoice:

“This invoice does not reflect the net price of supplies to Purchaser. Additional discounts, rebates or other reductions in price may be paid by Vendor and may be reportable under federal regulations at 42 C.F.R. §1001.9.52(h).”

14.2.3

When Vendor forwards to Purchasers an invoice that does reflect a net cost of Products and/or Services after a discount to the Purchaser, Vendor shall include the following language or comparable language on such invoice:

“This invoice reflects the net price of supplies to Purchaser. This price is net after a discount or other reduction in price, and the net price as well as any discount may be reportable under federal regulations at 42 C.F.R. § 1001.952(h).”

14.2.4

When Vendor sends Purchasers invoices listing charges that include a capital cost component (e.g., equipment that must be either capitalized or reported as lease expense) and/or an operating cost component (e.g., services and/or supplies), Vendor shall separately list the prices, shipping fees and taxes applicable to equipment, supplies and services. The price for all capital component items must be reported on the invoice at the net price, with no discount or Rebate to be received separately or at a later point in time.

14.3

Government Contractor Requirements. Division is not a federal government contractor; however, some of the Purchasers that will purchase from Vendor under this Agreement may be federal government contractors or subcontractors. Vendor acknowledges that purchase orders by any such entities incorporate the contract clauses regarding equal employment opportunity and affirmative action contained in 41 C.F.R. 60-1.4 (Executive Order 11246), 41 C.F.R. 60-250.4 (Vietnam Era Veterans Readjustment and Assistance Act), and 41 C.F.R. 60-741.5 (Rehabilitation Act) and 29 CFR 471 (Executive Order 13496).

14.4	Audit Rights.
14.4.1

Right to Audit Vendor. Division shall have the right, to review Vendor’s books, documents and records (whether in hard copy, electronic or other form) that pertain directly to the accounts of Division, Purchasers, and their Affiliates, Vendor’s compliance with the terms of this Agreement, the amounts payable to Vendor under this Agreement, and the Rebates payable by Vendor for the Products and Services provided by Vendor hereunder. Division shall exercise such right only during normal business hours and with reasonable advance notice to Vendor. The audit may be conducted by employees of Division or its Affiliates (including contract employees) or by an external auditing firm selected by Division.
14.4.2

Methodology. The methodology for such audit may include sampling and extrapolation in accordance with standard statistical estimations. In connection with any such audit, Vendor shall provide an aging report, as well as a report containing the following data fields: GLN, COID, Customer Number, Facility/Customer Name, Street Address, City, State, Invoice Date, Invoice Number, PO Number, Division Contract Number, Contract Name and Description, Product/Item Number, Product/Item Description, Unit of Measure, Quantity Shipped, Unit Price, and Extended Price. Division reserves the right to reasonably request, and Vendor agrees to provide, any additional data pertinent to the audit. At the request of Division, the requested records shall be provided to Division in electronic form at the offices of Division.

14.4.3

Costs. The cost of the audit, including the cost of the auditors, shall be paid by Division. Division shall have no obligation to pay any costs incurred by Vendor, its employees or agents in cooperating with Division in such audit.

14.4.4

Audit Report and Payments. Upon completion of the audit, Vendor will be notified in writing of the results (an “Audit Report”). If no response to the Audit Report is received from Vendor within thirty (30) days following its issuance, the Audit Report shall be deemed accepted by Vendor, and Division will issue an invoice to Vendor for any amounts due. Vendor shall pay Division for proper application and allocation, the amount of any overcharges and unapplied credits (as to Purchasers) and underpayments (as to Division) determined by the audit within thirty (30) days from receipt of an invoice from Division; Vendor shall not use the overcharges or underpayments as a set-off in any fashion. Payment by Purchasers of mutually negotiated prices for Products that are less than those listed in Exhibit A shall not be considered to be undercharges and shall not be applied to reduce the amount of any overcharges by Vendor. The unpaid amount of any overcharges or underpayments shall be subject to a late payment fee as stated in Section 3.4.

14.4.5

Disputes; Settlement Exclusions. The Parties agree to use good faith efforts to resolve any dispute that may arise from any Audit Report issued pursuant to Section 14.4.4. If Division and Vendor enter into any settlement with respect to an audit conducted hereunder, each Purchaser shall have the right to be excluded from such settlement, provided that the pro rata portion of such settlement paid by Vendor that is allocable to such Purchaser is refunded by Division.

14.4.6

Pricing Validation. The foregoing provisions for conducting audits shall not be construed to preclude Division or any Purchaser from conducting regular, limited in scope reviews of charges by Vendor for purchases under this Agreement to validate accurate invoicing, and requesting that Vendor correct any inaccurate invoices discovered by such review. Vendor shall also have the right to conduct regular, limited in scope reviews of any amounts charged by Division (such as Rebates) under this Agreement to validate accurate invoicing, and requesting that Division correct any inaccurate invoices discovered by such review. The Parties acknowledge that any reviews under this Section 14.4.6 shall be conducted via data exchange between Division or Purchaser and Vendor, and shall not be conducted on the premises of a Party or a Purchaser. In addition, the Parties agree that the above limited reviews shall only be undertaken when the Party or Purchaser requesting the review has a good faith dispute with a particular invoice.

14.5

Warranty of Non-exclusion. Vendor represents and warrants to Division, Purchasers and their Affiliates that Vendor and its directors, officers, and key employees (i) are not currently excluded, debarred, or otherwise ineligible to participate in the Federal health care programs as defined in 42 U.S.C. §1320a-7b(f) (the “Federal Healthcare Programs”); (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal Healthcare Programs; and (iii) are not under investigation or otherwise aware of any circumstances which may result in Vendor being excluded from participation in the Federal Healthcare Programs. These representations and warranties shall be ongoing during the Term, and Vendor shall immediately notify Division of any change in the status of the representations and warranties set forth in this Section 14.5. Any breach of this Section 14.5 shall give Division the right to terminate this Agreement immediately.

14.6

No Remuneration. Vendor represents and warrants to Division and Purchasers that Vendor has not made, is not obligated to make, and will not make any payment or provide any remuneration or items of intrinsic value to any third party or to Division, Purchasers or their directors, officers or employees in return for Division entering into this Agreement or for any business transacted under this Agreement (excluding any Rebates).

14.7

Background Checks. Vendor agrees to perform background checks on any Vendor employees, representatives or agents hired on or after the Effective Date who have access to, or may have access to, any Purchaser facility for the purpose of delivering, maintaining, servicing, or removing equipment and/or Products, to ensure such employees: (i) are not currently excluded, debarred or otherwise ineligible to participate in any Federal Healthcare Program or the healthcare program of any state in which such employee will be providing services for a Purchaser, (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded; (iii) have not been convicted of any felony; (iv) as discovered through any background check or based upon Vendor’s knowledge, have not been terminated from employment by any employer or contractor for theft, misappropriation of property, or any other potentially illegal or unethical acts; and (v) have the appropriate 1-9 documentation. Vendor agrees not to use any employee or potential employee failing to meet the above criteria to provide Services to any Purchaser under this Agreement. Any breach of this Section 14.7 shall give Division the right to terminate this Agreement immediately.

14.8

Vendor Relations Policy. Vendor acknowledges that Division has a Vendor Relations Policy relating to ethics and compliance issues between suppliers and Division, and that it can access such policy through the internet at:

http://ec.hcahealthcare.com/CustomPage.asp?PageName—PMM

If Vendor becomes aware of any action by any Division employee or representative that is not consistent with the provisions of Section 14.6 or of the Vendor Relations Policy referenced above, Vendor shall so advise the Compliance Officer for Division (either by phone to 615-344-3037, or in writing to Division’s principal place of business) or by calling Ethics Line at 1-800-455-1996.

14.9

Potential Conflicts. Vendor agrees to notify any Purchasers or potential Purchasers of any potential conflict of interest between employees and representatives of Vendor selling Products and any Purchasers or their employees, representatives or independent contractors (including physicians) possibly involved in the purchasing decision process.

14.10

Industry Code of Conduct. Vendor acknowledges that it subscribes to and follows the Advanced Medical Technology Association (“AdvaMed”) Code of Conduct which can be found at http://www.advamed.org. If Vendor is not a member of AdvaMed, Vendor represents that it is aware of the Code of Conduct for AdvaMed and agrees that its employees and representatives shall comply with such Code of Conduct or a comparable code of conduct in performing Vendor’s obligations hereunder for Vendor’s industry.

15.0	Merger of Terms
15.1

Entire Agreement: Prior Agreement. This Agreement constitutes the entire agreement between the Parties and, as of the Effective Date, this Agreement terminates and replaces any existing agreement between Division and Vendor (the “Prior Agreement”) for purchases of products and services comparable to the Products and Services by Purchasers. This Agreement shall exclusively govern the purchases of Products and/or Services by Facilities that occur during the Term.
15.2

Other Documents. The terms of any purchase order issued by a Purchaser shall not apply to purchases of Products and Services hereunder, except as necessary to designate specific Products and Services, quantities, delivery dates, and other similar terms that may vary from order to order•, the terms of this Agreement, to the extent applicable, shall be deemed incorporated into such purchase orders. The terms and conditions contained in any invoice, bill of lading, or other documents supplied by Vendor are expressly rejected and superseded by this Agreement and shall not be included in any contract with a Purchaser. No commitment form, standardization incentive program acknowledgement, or any other document shall be required by Vendor to be signed by a Purchaser to purchase Products and/or Services under this Agreement, unless expressly stated herein or later approved in writing by Division. Any change to such documents that are attached to this Agreement shall first be approved in writing by Division.

15.3

Conflicts. If any conflict arises between the terms herein and the terms of any Exhibit hereto, the priority for control, from first to last priority, shall be Exhibit B, Exhibit A, the terms herein, and then any other Exhibit. The terms of this Agreement shall take priority over any conflicting terms contained in any Vendor Product warranty, whether referenced herein, attached to this Agreement, included with any Product sold by Vendor, or included as part of any facility agreement between Vendor and a Purchaser. The terms of this Agreement shall take priority over the terms of any facility agreement, commitment form, standardization incentive program acknowledgement, or other similar form signed by a Purchaser, unless such document expressly states otherwise and has been approved in writing by Division.

16.0	Modifications of Terms
16.1

Amendments. Subject to Section 16.2, this Agreement, as executed and approved, shall not be modified except by written amendment signed by the Parties hereto expressly stating an intent to modify the terms of this Agreement.

16.2

Exhibit A Revisions. The following described informal amendment process for revising Exhibit A may be used by the Parties in place of the amendment process specified in Section 16.1 only when revising catalog numbers for Products (“Exhibit A Revisions”). Exhibit A Revisions shall be implemented by transmission or delivery by an authorized representative of one Party of a document expressly stating the desired Exhibit A Revisions and a return transmission or delivery by an authorized representative of the other Party of its consent to such Exhibit A Revisions. The effective date of such Exhibit A Revisions shall be mutually agreed upon by the Parties. For purposes of clarification, a formal amendment pursuant to Section 16.1 shall be required for any price changes, Product additions and/or deletions, modifications to the

Products, changes to Exhibit A other than Exhibit A Revisions, or an extension of the Term, as well as for any modifications to the terms of this Agreement.
17.0	Minority and Women Owned Business Enterprises
17.1

Policies. Division and Vendor acknowledge their respective corporate policies and practices to not only encourage, but to expand the participation of Minority and Woman Owned Business Enterprises (“MWBEs”) in their procurement processes, and their desire to work together to encourage the use of MWBEs in fulfillment of their obligations under this Agreement. As used in this Agreement, MWBEs shall be defined to include any company certified as a minority or women owned business by the National Minority Supplier Development Council or any local affiliates thereof, or any federal, national, state, municipal, or local agency that certifies minority and/or woman owned businesses in accordance with PL. 95-507.

17.2

Contracting with MWBEs. Vendor recognizes and acknowledges that, in conjunction with Division’s efforts to involve MWBEs in its contracting process, Division may enter into purchasing agreements with MWBEs that will enable Facilities to purchase supplies and/or equipment comparable to the Products hereunder. In such event, notwithstanding any other terms of this Agreement to the contrary, the Parties agree that if Division enters into any such agreement(s) with any MWBEs, such will not be deemed to be a breach of this Agreement by Division, nor will any purchases by Facilities or their Affiliates from MWBEs be deemed to be a breach of this Agreement or any agreement hereunder between Vendor and a Purchaser.

17.3

Reporting of MWBE Activity. Each quarter, Vendor shall identify and report in writing to Division all MWBE activities in which it participates, specifically identifying such activities and purchases relating to Products and Services obtained under this Agreement (“MWBE Report”). These reports shall be submitted using the format shown on Exhibit D of this Agreement. MWBE Reports shall be submitted even if no dollars have been expended for MWBE activities during the applicable reporting period. Vendor shall report only those activities related to goods and services necessary for and directly related to the fulfillment of Vendor’s obligations under this Agreement. Vendor shall identify in such reports any MWBE subcontractors used during the reporting period. The MWBE contact for Vendor shall be the person listed in Exhibit B. All MWBE Reports shall be sent to:

Director of Business Diversity

HCA Division Agreements

155 Franklin Road, Suite 225

Brentwood, TN 37027

18.0	Notices

Notices under this Agreement shall all be in writing, shall be effective upon receipt and shall be sent by any of the following methods (i) facsimile or e-mail with return facsimile or e-mail acknowledging receipt; (ii) United States Postal Service certified or registered mail with return receipt showing receipt; (iii) courier delivery service with proof of delivery; or (iv) personal delivery. Either Party may change the name and address of any of its designated recipients of notices by giving notice as provided for herein. Notices to Vendor shall be sent to the person at the address listed in Exhibit B. Unless stated otherwise in this Agreement, notices to Division shall be sent as follows:

Director

HCA Division Agreements

155 Franklin Road, Suite 225

Brentwood, Tennessee 37027

19.0	New Technoloav

During the Term, if any new product or new technology related to Products (each, a “New Technology Product”) becomes available from any supplier including Vendor, Division shall have the right to evaluate and ultimately contract with Vendor or another supplier so that Division can offer New Technology Products to Facilities. A product that (i) offers significant technological advancements; (ii) would significantly improve clinical outcomes or patient care; or (iii) would significantly streamline work processes, as compared to existing Products, may qualify as a New Technology Product. Vendor shall provide Division with an opportunity to purchase, at discounts comparable to those applicable to Products under this Agreement, New Technology Products offered by Vendor and not referenced in Exhibit A, and shall notify Division of such at least thirty (30) days prior to New Technology Products being made available for purchase through commercial/public release. Vendor shall complete any requested documentation and meet with Division to provide required product information to Division and its clinical committees prior to the New Technology Product being made available to Facilities for purchase. Division shall offer Vendor equal consideration and review for potential supply commitments for New Technology Products. If Division enters into any national or group agreement for Facilities to purchase a New Technology Product from a supplier other than Vendor, neither such agreement nor the purchase of the New Technology Product (by itself) shall constitute a breach of this Agreement or failure by Division or Purchasers to meet the purchasing requirements under this Agreement or any agreement hereunder between Vendor and a Purchaser.

20.0	Contracting for Environmentally Acceptable Products.

Vendor recognizes and acknowledges that, in conjunction with Division’s efforts to make environmentally acceptable products available to Facilities, if the disclosures in Exhibit E indicate that any of the Products contain any of the materials listed in Section 9.2, then Division may enter into purchasing agreements with suppliers that will enable Facilities to purchase alternative products comparable to such Products that do not contain such materials. Notwithstanding any other terms of this Agreement to the contrary, the Parties agree that if Division enters into any such agreement(s), such will not be deemed to be a breach of this Agreement by Division, nor will any purchases by Facilities or their Affiliates from these alternate sources be deemed to be a breach of this Agreement or any agreement hereunder between Vendor and a Purchaser.

21.0	Miscellaneous
21.1

Publicity. No advertisement, solicitation, or public announcement of the existence of this Agreement or the relationship created hereby may be made by either Party, unless such Party is required by law to do so, or the Parties mutually agree to do so. In such event, the text of any proposed announcement should be first submitted in writing in accordance with Section 18.0 or Exhibit B (Vendor contact information). Any violation of this provision shall be considered a material breach of this Agreement, conferring on the non-breaching Party the right to terminate this Agreement immediately without any right of the breaching Party to cure such breach.

21.2

Assignment. Neither Party shall assign this Agreement in whole or in part, nor subcontract its obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment or subcontract without such prior consent shall be void and have no effect. Notwithstanding the foregoing, either Party may assign, without obtaining consent from the other Party, in whole or in part, its rights and obligations under this Agreement (i) to any entity which is an Affiliate of the assigning Party; or (ii) to a successor entity of the assigning Party as part of an internal reorganization of such Party which results in the assigning Party being organized in one or more different legal entities or any other corporate form(s), whether through conversion, merger, or otherwise. Subject to the foregoing, all terms, conditions, covenants and agreements contained herein shall inure to the benefit of and be binding upon any successor and any permitted assignees of the respective Parties hereto. It is further understood and agreed that consent by either Party to such assignment in one instance shall not constitute consent by the Party to any other assignment.

21.3

Severability. If any provision of this Agreement should for any reason be held invalid, unenforceable or contrary to public policy, the remainder of the Agreement shall remain in full force and effect notwithstanding.

21.4

Waivers. The waiver of any provision of this Agreement or any right, power or remedy hereunder shall not be effective unless made in writing and signed by both Parties. No failure or delay by either Party in exercising any right, power or remedy with respect to any of its rights hereunder shall operate as a waiver thereof.

21.5	Governing Law.

21.5.1

The performance of Vendor and Division under this Agreement shall be controlled and governed by the laws of the State of Tennessee, excluding conflicts of law provisions. Jurisdiction and venue for any dispute between Vendor and Division concerning this Agreement shall rest exclusively within the state and federal courts of Davidson County, Tennessee. Each of Vendor and Division hereby waives all defenses of lack of personal jurisdiction and forum non conveniens related thereto.

21.5.2

The performance of Vendor and any Purchaser under this Agreement shall be controlled and governed by the laws of the state in which Purchaser is located. Jurisdiction and venue for any dispute between Vendor and any Purchaser concerning this Agreement shall rest exclusively in a court of competent jurisdiction located in the county and state in which such Purchaser is located. Each of Vendor and Purchaser hereby waives all defenses of lack of personal jurisdiction and forum non conveniens related thereto.

21.6

Headings; Interpretations. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. In this Agreement, unless the context otherwise requires, (i) the term “days” means calendar days; and (ii) the term “including” shall mean, “including, without limitation.”

21.7

Counterparts. This Agreement and any amendments hereto may be executed by the Parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement. Signatures to this Agreement and any amendments hereto transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf’) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same force and effect as physical execution and delivery of the paper document bearing the original signature.

21.8

Vendor Name and Logos. Vendor hereby authorizes Division to use Vendor’s names and logos, as provided by Vendor to Division, on Division’s proprietary website and other Division publications for Facilities.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties indicate their acceptance of the terms of this Agreement by the signatures of their duly authorized representatives.

Division: North Texas Division, Inc.	Vendor: CPM Medical

By:	By:
Name:	Name:
Title:	Title:
Date:	Vendor Federal Tax ID No.:

Exhibits List

The following Exhibits are part of this Agreement and are incorporated by reference.

A.	Products and Services with Prices
B.	Specific Purchasing Terms
C.	Facility List
D.	Supplier Diversity Subcontracting Report
E.	Environmental Disclosure Chart

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Exhibit A

Products and Services with Prices

Part Number	Part Description	Hospital List Price	HCA Price
MAR01	BMA and Stem Cell Separator	$ 3,500.00	$ 1,900.00
AMS310	PRP Centrifuge and Cell Seperator	$ 1,200.00	$ 400.00
304	Cancellous Cubes 5mm, 30cc	$ 1,200.00	$ 330.00
306	Cancellous Crushed 1-4mm 30cc	$ 995.00	$ 330.00
308	Cancellous Crushed 1-4mm, 15cc	$ 2,250.00	$ 165.00
309	Cancellous Crushed 1-4mm 10cc	$ 660.00	$ 110.00
312	Cancellous Crushed 4-10mm, 15cc	$ 845.00	$ 165.00
313	Cancellous Crushed 4-10mm, 30cc	$ 995.00	$ 330.00
315	Cancellous Cubes 5mm, 15cc	$ 895.00	$ 165.00
316	Cancellous Crushed 1-4mm 5cc	$ 995.00	$ 55.00
317	Cancellous Crushed 4-10mm 10cc	$ 660.00	$ 110.00
318	Cancellous Cubes 5mm, 10cc	$ 800.00	$ 110.00
449	Cortical-Cancellous Crushed 1-4mm, 5cc	$ 355.00	$ 55.00
458	Cortical-Cancellous Crushed 1-4mm, 10cc	$ 430.00	$ 110.00
459	Cortical-Cancellous Crushed 4-10mm, 10cc	$ 475.00	$ 110.00
464	Cortical-Cancellous Crushed 1-4mm, 15cc	$ 615.00	$ 165.00
465	Cortical-Cancellous Crushed 1-4mm, 30cc	$ 795.00	$ 330.00
467	Cortical-Cancellous Crushed 4-10mm, 15cc	$ 575.00	$ 165.00
468	Cortical-Cancellous Crushed 4-10mm, 30cc	$ 795.00	$ 330.00
70808	SteriSorb Cube, 8mm	$ 1,200.00	$ 112.00
70810	SteriSorb Cube 10mm	$ 1,500.00	$ 225.00
70812	SteriSorb Cube, 12 mm	$ 1,650.00	$ 389.00
70814	14mm SteriSorb Cube	$ 1,800.00	$ 619.00
71801	SteriSorb Chips 1-4mm , 1cc	$ 850.00	$ 50.00
71802	SteriSorb Chips 1-4mm, 2cc	$ 1,200.00	$ 100.00
71805	SteriSorb Chips 1-4mm, 5cc	$ 1,995.00	$ 250.00
71810	SteriSorb Chips 1-4mm, 10cc	$ 2,500.00	$ 500.00
71815	SteriSorb Chips 1-4mm, 15 cc	$ 3,795.00	$ 750.00
71830	SteriSorb Chips 1-4mm, 30cc	$ 7,895.00	$ 1,000.00
72810	SteriFlex 15x100 mm	$ 2,695.00	$ 450.00
72825	SteriFlex 15x25 mm	$ 895.00	$ 131.00
72835	SteriFlex 15x35 mm	$ 1,095.00	$ 183.00
72850	SteriFlex 15x50 mm	$ 1,395.00	$ 263.00
72875	SteriFlex 15x75 mm	$ 1,795.00	$ 394.00
73825	SteriFlex 20x25 mm	$ 1,095.00	$ 150.00
73835	SteriFlex 20x35 mm	$ 1,395.00	$ 210.00

Exhibit A-1

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

73850	SteriFlex 20x50 mm	$ 1,795.00	$ 300.00
73875	SteriFlex 20x75 mm	$ 2,695.00	$ 450.00
74801	SteriSorb Strip, 10x50mm	$ 1,695.00	$ 563.00
74805	SteriSorb Strip, 5x50mm	$ 1,595.00	$ 281.00
74815	SteriSorb Strip, 15x40mm	$ 2,595.00	$ 675.00
74818	SteriSorb Strip, 15x20mm	$ 2,395.00	$ 270.00
74830	SteriSorb Strip, 20x30mm	$ 2,695.00	$ 675.00
74840	SteriSorb Strip, 25x40mm	$ 3,195.00	$ 1,125.00
74850	SteriSorb Strip, 20x50mm	$ 3,495.00	$ 1,125.00
75810	SteriSorb Chips 4-10mm	$ 2,295.00	$ 500.00
75815	SteriSorb Chips 4-10mm	$ 3,295.00	$ 750.00
75830	SteriSorb Chips 4-10mm	$ 3,995.00	$ 1,000.00
32601C	DBM Crunch 1cc	$ 950.00	$ 100.00
32601	DBM Putty 1cc	$ 795.00	$ 100.00
32602C	DBM Crunch 2.5cc	$ 1,395.00	$ 250.00
32602	DBM Putty 2.5cc	$ 1,295.00	$ 250.00
32605C	DBM Crunch 5cc	$ 2,590.00	$ 500.00
32605	DBM Putty 5cc	$ 2,295.00	$ 500.00
32600	DBM Putty 0.7cc	$ 740.00	$ 70.00
32610C	DBM Crunch 10.0cc	$ 3,600.00	$ 850.00
32610	DBM Putty 10cc	$ 3,495.00	$ 850.00
442006	Matrix OI Strip (50x10x7mm)	$ 2,495.00	$ 563.00
441010	Matrix OI Block (10mm x 10mm)	$ 680.00	$ 131.00
441012	Matrix OI Block (12mm x 12mm)	$ 1,020.00	$ 263.00
EHG-10C	DBM Crunch 10cc	$ 3,600.00	$ 850.00
EHG-01C	DBM Crunch 1cc	$ 950.00	$ 100.00
EHG-02C	DBM Crunch 2.5cc	$ 1,395.00	$ 250.00
EHG-05C	DBM Crunch 5cc	$ 2,590.00	$ 500.00
EHG-10P	DBM Putty 10cc	$ 3,495.00	$ 850.00
EHG-01P	DBM Putty 1cc	$ 795.00	$ 100.00
EHG-02P	DBM Putty 2.5cc	$ 1,295.00	$ 250.00
EHG-05P	DBM Putty 5cc	$ 2,295.00	$ 500.00
EBF1-100X25-10	Bi-Ostetic Granules in Collagen Matrix (HA-TCP) 10cc - 1 Strip (100mm x 25mm x 4mm)	$ 2,500.00	$ 1,400.00
EBF2-50X10-05	Bi-Ostetic Granules in Collagen Matrix (HA-TCP) 5cc - 2 Strips (50mm x 10mm x 5mm)	$ 2,995.00	$ 850.00
EGF2-50X10-05	TCP in Collagen Matrix 5cc - 2 Strips (50mm x 10mm x 5mm)	$ 2,995.00	$ 350.00
EGF1-100X25-15	TCP in Collagen Matrix 15cc - 1 Strip (100mm x 25mm x 6mm)	$ 3,000.00	$ 1,275.00
804-30	DBM Cancellous Strip	$ 2,395.00	$ 450.00
BIO-30G	Bio-Granules (30cc)	$ 6,500.00	$ 1,275.00

Exhibit A-2

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

“In the event that Facility elects to purchase any Products, the pricing set forth above shall apply, subject to the following.  Vendor must submit all Products to Facility for review and approval prior to their purchase and use at Facility.  If Vendor fails to obtain written approval from Facility (OR Director or Clinical Resource Director) prior to Facility’s purchase or use of such Products, Facility reserves the right to decline payment for such Products.”

Exhibit A-3

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Exhibit B

Specific Purchasing Terms

Product	Award Basis
Amniotic Tissue	Optional Source

Effective Date:June 1, 2015

Expiration Date:May 31, 2018

Prior Agreement:

The prior agreement with Vendor dated (N/A) is replaced by this Agreement upon the Effective Date, as provided in Section 15.1.

Value Adds:

The value of any additional product or service provided by Vendor to Purchasers may be considered to be an additional discount, rebate or other reduction in price to the Products and/or Services obtained under the Agreement. Purchasers may have an obligation to disclose and/or appropriately reflect any such discounts, rebates or price reductions in any costs claimed or charges made to Medicare, Medicaid, or health insurers requiring disclosure. Vendor agrees to provide estimates of the value of such additional products or services to Purchasers upon request.

Product Warranty Duration:

N/A

Market Level Pricing:

If the award basis stated above for any Product is other than Sole Source, Vendor acknowledges that if any Facility is able to commit a selected group of its Affiliated Purchasers to purchase from Vendor on a higher commitment basis (either by market share percentage or award basis), or to otherwise provide value to Vendor, then Vendor agrees to provide mutually acceptable reduced prices for Products for such Purchasers ("Committed Purchasers"). In each such event, Division, Vendor, and the Facility shall enter into an amendment to this Agreement specifically for such Committed Purchasers, which shall state the reduced prices for Products and other applicable terms, and shall list the Committed Purchasers that are eligible for such prices, subject to any applicable commitment stated therein. Except as modified by such amendment, the terms of this

Exhibit B-1

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Agreement shall apply to purchases of Products by Committed Purchasers, and such purchases shall be deemed to have been made under this Agreement. If the Committed Purchasers fail to meet any agreed upon commitments, Vendor's sole remedy shall be to terminate the applicable amendment and move the Committed Purchasers to the prices applicable under this Agreement. Vendor acknowledges that if a competing vendor enters into a similar amendment with Purchasers for Products, such Purchasers may be obligated to purchase from the competing vendor and may not be obligated to purchase Products under this Agreement from Vendor. The terms of this Agreement shall control in the event of any conflict with the terms of any such amendment.

Ordering Process:

Internet

EDI

Purchase Order

Verbal

Facsimile

Other

Not applicable - Product only available from Distributors

Ordering Point:

Vendor Direct only

Distributor only

Either Vendor Direct or Distributor

Distributors:

N/A

Distributor Pricing:

For Products obtained through Distributors, the price to Distributors shall be that listed in Exhibit A unless otherwise expressly provided in the Agreement.

F.O.B. Designation:

Shipments as a result of orders filled by Vendor shall be:

F.O.B. Origin

F.O. B. Destination

Exhibit B-2

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Delivery Time:

Seven (7) calendar days from receipt of order.

Required Fill Rate:

Ninety-five percent (95%)

Payment Terms:

Net due sixty (60) days from the latter of receipt of invoice or receipt of Product. Purchasers will receive an additional two percent (2%) off the pricing set forth in Exhibit A if full payment is made to Vendor within ten (10) days following the latter of the receipt of Product or receipt of invoice.

Freight / Shipping Charges:

Freight/shipping charges are not included in the Product price and shall be "prepaid" by Vendor and added to the invoice as a separate line item that is identified as either a "freight" or "shipping" charge. The freight/shipping charge shall not include any additional amounts for shipping for which Vendor is responsible pursuant to Sections 7.2 and 7.3 of the Agreement.

Freight/shipping charges are included in the Product price, subject to Purchaser's obligations to pay additional freight/shipping charges as stated in Section 8.1 of the Agreement.
Freight collect via carrier designated by Purchaser or Division.

If Purchaser chooses to use a third party freight management service for the delivery of Products, and if the freight/shipping charges are not included in the price of the Product, then the delivery terms for all such Products shall be FOB Destination, Bill Third Party. Vendor shall be responsible for complying with the freight management program requested by Purchaser. Specifically, Vendor shall (i) ship Products using the carrier requested by the Purchaser; (ii) bill the freight charge to the appropriate customer account number for the Purchaser; and (iii) place the Purchaser's purchase order number into a field on the carrier's manifest that will enable the purchase order number to be sent back to the Purchaser on the carrier's invoice. Vendor shall reimburse Purchaser for its total freight charges from any shipments that qualify for the freight program but were not processed as FOB Destination, Bill Third Party as a result of Vendor's error.

N/A — Products available only via distribution.

Exhibit B-3

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Performance Requirements:

Vendor agrees that all Products identified in Exhibit A have been included in this Agreement based upon manufacturer requirements and Product specifications agreed upon by the Parties as of the Effective Date. Vendor further agrees that, without the prior written consent of Division or the applicable Purchaser, Vendor will not change either (i) the manufacturer or source of any Product components, or (ii) the Product specifications in a manner that would materially affect the specifications or functionality of the Product as of the Effective Date. If Vendor fails to obtain such consent upon any such change, Vendor agrees to the following:

1)	Contracted pricing for the identified Product(s) will not be increased under any circumstances; and
2)

Each Purchaser shall have the right to procure the identified Product(s) from another source without any penalty and will continue to be in compliance with all terms and conditions of this Agreement and any agreement with Vendor under this Agreement; and

3)	Division has the right to either (a) remove the identified Product(s) from this Agreement or (b) reduce the award basis and contract with an alternative supplier for the applicable product category.

Training, Repair, Safety:

Operator Training to be provided to each Purchaser by Vendor: Provided by Vendor

Preventative maintenance and repair instruction to be supplied to each Purchaser by Vendor: N/A

Repair and replacement parts lists, ordering instructions, and alternative sources of parts to be supplied to each Purchaser by Vendor: N/A

Material Safety Data Sheets for all material/chemical Product purchases in compliance with OSHA standards and those of any other applicable federal, state or local law or regulation to be provided to each Purchaser by Vendor: Provided by Vendor

Vendor Contacts for Notices:

Vendor’s MWBE Contact

Mark Brooks

972-331-5888

Vendor’s contact for notices under this Agreement:

Mark Brooks

972-331-5888

Exhibit B-4

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Exhibit C

List of Facilities

Unless otherwise agreed in writing between the Parties, Division reserves the right to revise this Exhibit C by providing written notice to Vendor.

Exhibit C-1

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Exhibit D

Supplier Diversity Subcontracting Report

Vendor Name:

Reporting Period: (Qtr./Yr.)

List each MWBE Subcontractor (Name/Address/Phone) and provide the following for each:

•	Minority/Woman Owned Business (use Diversity Codes listed below)
•	Applicable Division Agreement No.
•	Products/Services Provided
•	Spend (state applicable period)

Total Spend for all MWBE activity:

Diversity Codes:

•	MBE (Minority Business Enterprise)
•	African
•	Hispanic
•	Native
•	Asian-Pacific & Hasidic Jewish Americans
•	WBE (Women Business Enterprise)(Non-minority Woman-Owned Business)
•	DIS (Disabled)

Exhibit D-1

Division: North Texas Division, Inc.

Purchasing Agreement

No. NTD-4986

Vendor: CPM Medical

Effective Date: June 1, 2015

Exhibit E

Environmental Disclosure Chart

Instructions - Complete answers for each category of Products under this Agreement.

Designate by "Y" or "N" if the Products to be considered for contract inclusion in the below product category(s) meet the criteria for the corresponding environmental categories.

By indicating "Y", Vendor certifies that the Products meet the criteria set for that designation. Attach supporting documentation if available.

Designate by "Y" or "N" if the Products to be considered for contract inclusion in the below product category(s) contain the corresponding materials.

By indicating "N", Vendor certifies that the Products do not contain the specific material. Attach supporting documentation if available.

https://www.practicegreenhealth.org/pubs/epp/HealthTrustDefinitions.pdf

Exhibit E-1